Exhibit 99.1

For Immediate Release:	October 1, 2010
Home BancShares and Centennial Bank Build Presence
in Florida Panhandle with Strategic Acquisition
     Conway, AR — October 1, 2010 — Centennial Bank, a wholly-owned subsidiary of Home BancShares, Inc. (NASDAQ GS: HOMB) announced today it has acquired all the deposits, substantially all of the assets, and certain liabilities of Wakulla Bank (“Wakulla”) headquartered in Crawfordville, Florida (located in the Tallahassee MSA), through loss-sharing agreements with the Federal Deposit Insurance Corporation (“FDIC”).
     Depositors of Wakulla will automatically become depositors of Centennial Bank, and their deposits will continue to be insured by the FDIC up to $250,000. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Wakulla locations normally open on Saturday will open under regular business hours on Saturday October 2, 2010, as branches of Centennial Bank. All remaining locations will open under regular business hours on Monday, October 4, 2010, as branches of Centennial Bank. Additionally, checks drawn on Wakulla will continue to be processed, and loan customers should continue to make their payments as usual.
     During the transition period, Wakulla customer accounts will be transitioned to Centennial Bank accounts with customers ultimately enjoying the benefits of Centennial Bank’s convenient locations, plus extensive selection of products and services. Customers may continue banking as usual and feel confident their deposits are secure, now backed by one of the country’s strongest and safest financial institutions. Employees and vendors should continue to operate business as usual.

          “Wakulla is an opportunistic acquisition for us because it adds to our two most recent acquisitions of Coastal Community Bank and Bayside Savings Bank in the Florida Panhandle with 12 additional branch offices, including entrance into the Tallahassee market. Wakulla has deep roots in the communities it serves and has a proud history of providing outstanding service to its customers since 1974. Our goal is to continue providing first-class customer service and to quickly return this franchise back into a high performing community banking organization”, said Randy Sims, CEO of Home BancShares and Centennial Bank. Sims added, “We look forward to continuing the community support that Wakulla Bank has been known for in the markets that they serve.”
          With this addition to our family of banks, the Centennial footprint stretches from Panama City Beach to Tallahassee. Wakulla Bank’s strong market share was particularly attractive to us and we hope to expand our presence in the Florida Panhandle. This transaction was a natural extension of our commitment to provide the best in community banking. We now have 12 more branches in a diverse economy represented in the four counties served by Wakulla Bank including the state capital of Florida. We anticipate a smooth and seamless transition as we have experienced with our previously announced FDIC-assisted acquisitions. We are very excited to welcome Wakulla customers and associates to the Centennial Bank family. Our local Centennial Bank team along with management from Home BancShares has been deployed to assist in the weekend resolution process.
Financial Highlights
(based on data as of June 30, 2010)
•	The acquisition is expected to provide Centennial Bank:
o	Assets of approximately $353 million,

o	Loans of approximately $244 million (before loan discounts and FDIC receivables),

o	Investment securities of approximately $71 million,

o	Deposits of approximately $355 million.

•	The FDIC did not include with this transaction any non-performing loans or other real estate owned of Wakulla, which was estimated to be $77 million at the time of closing, nor did it include FHLB borrowings of Wakulla, which were estimated to be $21 million at the time of closing.

•	Loss sharing protection from the FDIC on approximately $222 million in covered loans will be applied as follows:
o	The FDIC provides loss coverage of 70% on the first $16 million in single family residential loans and the first $23 million in non-single family residential;

o	The FDIC provides 30% loss coverage on the next $9 million in single family residential loans and the next $26 million in non-single family residential;

o	The FDIC provides 80% coverage on the covered loans above these amounts.

o	Consumer loans of approximately $21 million are not covered under the loss sharing agreement.
•	As of June 30, 2009, Wakulla had #1 deposit market share in Wakulla County with 73% of total deposits in the market, ranked #2 in Calhoun and Liberty counties with 20% and 35% of total deposits in each county, respectively, and ranked #10 in Leon County with 4% of total deposits.

•	This transaction is expected to have the following financial impact on the Company:
o	Immediately accretive to net income and diluted earnings per share,

o	Immediately accretive to book value per share and tangible book value per share, and

o	Leverage a portion of the Company’s public common equity offering in which the Company raised net proceeds of approximately $107.3 million.
          Upon completion of the acquisition, the Company will continue to remain extremely “well capitalized” by regulatory standards, with no additional capital required to support this transaction.

          Additional information regarding the acquisition is provided in a supplemental presentation available on the Company’s website at www.homebancshares.com, under the “Investor Relations” section.
General
          Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida and the Florida Panhandle. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”
          This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.’s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission in March 2010.
FOR MORE INFORMATION CONTACT:

Home BancShares, Inc.	Centennial Bank

Brian S. Davis	Tracy M. French

Chief Accounting Officer &	Florida Regional President

Investor Relations Officer	(501) 605-2936

(501) 328-4770